Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of U.S. GoldMining Inc. (formerly, BRI Alaska Corp.) on Amendment No. 2 to Form S-1 (File No. 333-269693) of our report dated November 3, 2022, with respect to our audits of the financial statements of U.S. GoldMining Inc. (formerly, BRI Alaska Corp.) as of November 30, 2021 and 2020 and for the years ended November 30, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Houston, TX
March 28, 2023